Exhibit 99.1

Press Contact:	Nicole Anderson
Ciena Corporation
(877) 857—7377
pr@ciena.com

Investor Contact:	Jessica Towns
Ciena Corporation
(888) 243-6223
ir@ciena.com
FOR IMMEDIATE RELEASE
Ciena Aligns Organization with Operational Imperatives
Appoints Chief Operating Officer, Consolidates R&D
     LINTHICUM, Md. — November 4, 2005 — Ciena® Corporation (NASDAQ: CIEN), the network specialist, today announced organizational changes highlighting the Company’s commitment to executing on operational imperatives implemented to restore profitability, drive future earnings growth and improve shareholder value.
     The Company announced that it has appointed Arthur Smith, Ph.D., formerly Ciena’s Senior Vice President of Global Operations, to the role of Senior Vice President and Chief Operating Officer. In addition, the Company also announced that it has consolidated its research and development efforts under the leadership of its Chief Technology Officer, Steve Alexander as Senior Vice President, Products and Technology. Both positions report to Ciena’s President and CEO, Gary Smith.
     “As a result of focus and execution company-wide, in the last year Ciena has delivered significant improvement on several key financial metrics and our progress toward profitability is becoming evident,” said Ciena’s President and CEO Smith. “We are committed to returning to profitability and driving future earnings growth. Arthur’s operational leadership and Steve’s vision and leadership of our consolidated engineering efforts is a powerful combination that will contribute to our forward progress.”
     As Chief Operating Officer, Arthur Smith takes responsibility for Ciena’s Marketing, Human Resources, and Information Technology efforts in addition to his existing responsibilities for Global Operations, which include worldwide customer service and support through Ciena’s Global Networking Services, as well as responsibility for Ciena’s supply chain relationships.
     “A large part of Ciena’s significant gross margin improvement in the first three quarters of 2005 was driven by meaningful product- and manufacturing-related cost reductions directed by Arthur Smith and his team,” said Gary Smith. “Ciena’s continued progress toward profitable growth will require relentless
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Ciena Aligns Organizations with Operational Imperatives/November 4, 2005/Page 2 of 3 execution of our strategy and successful implementation of operational imperatives. These include simplifying and automating our business systems and processes; leveraging those systems and processes to improve sales, marketing execution and profitability; and, furthering a globally competitive cost base, in part by better leveraging our contract manufacturers’ resources across the globe. Arthur’s skills and experience are ideally suited to lead these efforts.”
Ciena also announced today that it has united its research and development efforts under the leadership of Steve Alexander, adding responsibility for the Company’s Broadband Access Group to his existing responsibilities for both Ciena’s Transport and Switching Group and its Data Networking Group in addition to his ongoing role as Chief Technology Officer.
“With network convergence blurring the traditional lines between product segments, we see opportunities to leverage Ciena’s broad technology portfolio in multiple markets. Moving all of our research and development resources into one organization under Steve Alexander will facilitate cohesive and coordinated execution,” said Gary Smith. “In addition, this move will aid the ramp of Ciena India, where our development efforts will span our product portfolio.”
Arthur Smith Background
Arthur Smith, Ph.D., 39, has been with Ciena for eight years, joining in 1997 as an Associate Principal Photonics engineer. He served as Ciena’s Senior Vice President, Global Operations since September 2003, and held previous positions at the Company including Senior Vice President, Worldwide Customer Services and Support; Senior Vice President, Core Transport Division and Vice President of Quality and Reliability Engineering. Dr. Smith’s previous experience includes positions at Nortel Networks in Ottawa, Canada and Harlow, England. Dr. Smith holds both a B.Sc. in Engineering and a Ph.D. from the University of Glasgow, Scotland.
Steve Alexander Background
With more than 20 years of telecom experience, Mr. Alexander, 46, has served as Ciena’s Senior Vice President and Chief Technology Officer since January 2000. Mr. Alexander previously served as Ciena’s Vice President, Transport Products. His experience prior to joining Ciena in 1994 included positions at MIT Lincoln Laboratory. Mr. Alexander is a member of the Federal Communications Commission Technological Advisory Council and has served as an Associate Editor for the Journal of Lightwave Technology. Mr. Alexander received both his B.S. and M.S. degrees in electrical engineering from the Georgia Institute of Technology.

Ciena Aligns Organizations with Operational Imperatives/November 4, 2005/Page 3 of 3
NOTE TO INVESTORS
This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. These statements are based on information available to the Company as of the date hereof; and Ciena’s actual results could differ materially from those stated or implied, due to risks and uncertainties associated with its business, which include the risk factors disclosed in its Report on Form 10-Q filed with the Securities and Exchange Commission on September 1, 2005. Forward-looking statements include statements regarding Ciena’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. Ciena assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.
About Ciena
Ciena Corporation is the network specialist, focused on expanding the possibilities for its customers’ networks while reducing their cost of ownership. The Company’s systems, software and services target and cure specific network pain points so that telcos, cable operators, governments and enterprises can best exploit the new applications that are driving their businesses forward. For more information, visit www.ciena.com.
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